SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          WILSHIRE OIL COMPANY OF TEXAS

             (Exact name of registrant as specified in its charter)


                   Delaware                            84-0513668
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. employee identification no.)



921 Bergen Avenue
Jersey City, New Jersey                                     07306
----------------------------------------    ------------------------------------
(Address of principal executive offices)                  (zip code)

        Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                Name of each exchange on which
         to be so registered                each class to be registered
         --------------------               ------------------------------------

Common Stock, $1.00 par value               American Stock Exchange
-----------------------------               -----------------------

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ x ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: N/A

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

          INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

          The Board of Directors of the Company is divided into three classes, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors of the Company is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

          Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefor, fully paid and nonassessable.

ITEM 2.  EXHIBITS

          1. Restated Certificate of Incorporation of the Registrant, as amended.*

          2.   Amended By-Laws, as of June 11, 1998, of the Registrant.**





-------------------------------------

* Incorporated by reference to Exhibit 3.1 of Item 14 of the Registrant's Annual Report on Form 10-K for the year ended on December 31, 1992.

** Incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1998.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.




Date:    July 18, 2000                        WILSHIRE OIL COMPANY OF TEXAS


                                              By:  /s/ S. WILZIG IZAK
                                                   -------------------------
                                                       S. Wilzig Izak
                                                       Chief Executive Officer